Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this registration statement on Form S-3 of our report dated January 31, 2014, except with respect to the change in segments as discussed in Note 5 to the consolidated financial statements, as to which the date is July 18, 2014, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in eBay Inc.’s Current Report on Form 8-K dated July 18, 2014. We also consent to the reference to us under the heading “Experts” in such registration statement.

/s/ PricewaterhouseCoopers LLP

San Jose, California

July 18, 2014